Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ultra Petroleum Corp.:

We consent to the incorporation by reference in the registration statements No. 333-89522 on Form S-3 and No. 333-132443 on Form S-8 of Ultra Petroleum Corp. of our report dated March 30, 2006 with respect to the consolidated statements of operations and retained earnings, shareholders’ equity, and cash flow for the year ended December 31, 2005, which report appears in the December 31, 2007, annual report on Form 10-K of Ultra Petroleum Corp.

/s/ KPMG LLP

Denver, Colorado
February 22, 2008